PRESS RELEASE - FOR IMMEDIATE RELEASE

                         FOR FURTHER INFORMATION CONTACT
                    Essel W. Bailey, Jr., Chairman and CEO,
                   or David A. Stover, CFO, at (734) 887-0200

                   OMEGA HEALTHCARE INVESTORS, INC. ANNOUNCES
                       ADOPTION OF SHAREHOLDER RIGHTS PLAN

                  ANN ARBOR, MICHIGAN - MAY 12, 1999 - Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company") announced that its Board of Directors today authorized the adoption of a shareholder rights plan designed to enhance the ability of all of the Company's shareholders to realize the long-term value of their investment. The plan is not being adopted in response to any specific attempt to acquire control of the Company, according to CFO David Stover.

                  The rights plan is designed to require a person or group seeking to gain control of the Company to offer a fair price to all the Company's shareholders. The rights plan will not interfere with any merger, acquisition or business combination that the Company's Board of Directors finds is in the best interest of the Company and its shareholders.

                  In connection with the adoption of the rights plan, the Board declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The rights will not become exercisable unless someone acquires 10% or more of the Company's common stock, or begins a tender offer that would result in the person owning 10% or more of the Company's common stock. At that point, each right would entitle a shareholder other than the person who triggered the rights plan to purchase either the Company's common stock or stock of an acquiring entity at a discount to the then market price. Under the plan, the rights can be redeemed by the Board of Directors.

                  Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. Its portfolio includes 248 healthcare facilities with more than 27,000 licensed beds that are located in 30 states and operated by 33 independent healthcare operating companies.


           This news release contains forward-looking statements that involve risks and uncertainties described from time to time in the SEC reports filed by the Company.

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